COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, LIMITED TERM HIGH
INCOME PORTFOLIO WITH THE MERRILL LYNCH HIGH YIELD
MASTER II INDEX AND A CUSTOMIZED LIMITED TERM HIGH YIELD INDEX

EXHIBIT A:

               MERRILL
                LYNCH       CUSTOMIZED      DREYFUS VARIABLE
  PERIOD      HIGH YIELD   LIMITED TERM     INVESTMENT FUND,
              MASTER II     HIGH YIELD      LIMITED TERM HIGH
                INDEX *       INDEX *       INCOME PORTFOLIO

 4/30/97       10,000          10,000                 10,000
 12/31/97      11,084          10,799                 10,962
 12/31/98      11,412          11,303                 10,994
 12/31/99      11,698          11,895                 10,825


* Source: Bloomberg L.P.